Exhibit (g)(1)(ii)

Date: October 8, 2015

Mr. Brock Hill

Senior Vice President

State Street Bank and Trust Company

801 Pennsylvania

Kansas City, MO 64105

Re:	Addition of New Portfolios to the AllianzGI Institutional Multi-Series Trust (the “Trust”)

Reference is made to the Custodian Agreement between the Trust and State Street Bank and Trust Company dated as of June 30, 2014 (the “Agreement”). Pursuant to the Agreement, this letter is to provide notice of the changes listed below.

Additional Portfolios:

AllianzGI Advanced Core Bond Portfolio

AllianzGI Discovery U.S. Portfolio

Removal of Portfolio:

AllianzGI U.S. Unconstrained Equity Portfolio

In accordance with the Additional Portfolios provision in Section 16.9 of the Agreement, we request that you act as the custodian and investment accounting agent with respect to the fund changes. A current Schedule A to the agreement is attached hereto.

Please indicate your acceptance of the foregoing by executing two copies of the Agreement, retaining one copy for your records and returning one to my attention.

Very truly yours,

AllianzGI Institutional Multi-Series Trust

By:	/s/ Lawrence Altadonna
Name:	Lawrence Altadonna
Title:	Treasurer

Accepted:
State Street Bank and Trust Company

By:	/s/ Brock Hill
Name:	Brock Hill
Title:	Senior Vice President

Allianz Global Investors U.S. LLC

1633 Broadway

New York, NY 10019

212.739.3000

SCHEDULE A

Revised as of October 8, 2015

AllianzGI Advanced Core Bond Portfolio

AllianzGI Discovery U.S. Portfolio

AllianzGI Global Small-Cap Opportunities Portfolio